Exhibit 16.1

August 24, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Borqs Technologies, Inc. (Formerly known as Pacific Special Acquisition Corp.) under Item 4.01 of its Form 8-K dated August 18, 2017. We agree with the statements concerning our Firm under Item 4.01 in such Form 8-K; we are not in a position to agree or disagree with other statements of Borqs Technologies, Inc. (Formerly known as Pacific Special Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp